CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this Agreement") is made as of the 7th day of November, 2002 by and between Precom Technology, Inc., ("the
Company"), a Florida corporation and Interstate Transfer Company ("the Consultant").

WHEREAS, the Company is an international financial and business planning, asset protection, insurance management, and merchant banking company;

WHEREAS, the Consultant has provided services ("Consulting Services") to the Company; and

WHEREAS, the Company wishes to compensate Consultant for services already rendered on the following terms and conditions;

NOW, THEREFORE, the Company and the Consultant agree as follows:

1.	In exchange for providing the Consulting Services to Company and as payment for services already provided, for which the Company currently owes Consultant the amount of $3,263.89 (the " Initial Balance"), the Consultant shall receive one hundred thousand (100,000) shares of Company's common stock, par value $.001 (the " Initial Shares"). In exchange for providing the additional Consulting Services for which the Company has agreed to pay Consultant the amount of
$15,000 (the " Additional Balance"), the Consultant shall receive two hundred thousand (200,000) shares of Company's common stock, par value
$.001 (the "Additional Shares").   The Initial Shares and the
Additional Shares are referred to herein collectively as the "Shares". Consultant shall not directly or indirectly promote or maintain a market for the Shares. Moreover, Consultant agrees that the Shares are not and will not be provided in connection with a capital raising transaction for the Company, and that Consultant will provide no services relating to any capital raising or the promotion or maintenance of a market for the shares of the Company.

2.	The Shares will be issued to the principal of Consultant, Janis
Patterson. The Shares shall be issued in installments, the first of which shall be the 100,000 Initial Shares, which are issued in full satisfaction of the Initial Balance. The Additional Shares shall be issued on or before January 15, 2003. and shall be issued in full satisfaction of the Additional Balance. Following issuance of the Initial Shares and the Additional Shares, the Principal shall be able to sell the shares on the open market, and shall provide the Company with copies of brokerage statements reflecting any sale of the Shares. The net sale proceeds after brokerage commissions shall be applied as a credit against the Initial Balance and the Additional Balance, and if the cumulative net sale price received exceeds the total of the Initial Balance and the Additional Balance, then the excess shall be a credit to the Company against future services rendered by Consultant for the Company. If the Principal determines not sell all of the Shares and prefers to hold all or part of the Shares, then, if the Shares reach a trading price of $0.10 per share for a period of five consecutive trading days, then the market value of the remaining unsold Shares at that price, reduced by the entire remaining Initial Balance and Additional Balance not offset by previous sales of the Shares, shall be considered a credit to the Company against future services by the Consultant .

2.	The Consultant shall use the Consultant's best efforts to assist the Company by providing the Consulting Services.

3.	The Consultant and the Principal each shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude Consultant or the Principal from pursuing other projects. Likewise, the Company shall be free to engage the services of other consultants who may compete directly with Consultant in providing similar Consulting Services. Consultant and the Principal each understands and agrees that Consultant and the Principal each is not an employee of the Company or any parent, subsidiary or affiliates of the Company, including International Financial Concierge Services, Inc., a Florida corporation, ("IFCS") and Consultant and the Principal each covenants and agrees that Consultant and the Principal each will make no claim, contention or argument that Consultant and the Principal each is or ever was an employee of the Company or any of its parent, subsidiaries or affiliates.

4.	The Consultant and the Principal shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant and the Principal or any person or entity acting for or on behalf of the Consultant and the Principal.

5.	The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Consultant and the Principal each against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which Consultant and the Principal each may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant and the Principal each pursuant to this Agreement unless such loss, claim, damage or liability arose out of Consultant's and the Principal' negligence, or intentional misconduct. The Company and its subsidiaries agree to reimburse Consultant and the Principal each for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that Consultant and the Principal each agrees to repay the Company or its subsidiaries if it is ultimately determined that Consultant or the Principal is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against Consultant and the Principal, it shall notify the Company within three (3) days after the Consultant and the Principal receive notice of such action, suit or threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that Consultant and the Principal each consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to Consultant and the Principal, then the Company shall have the right to appoint alternative counsel for Consultant and the Principal reasonably acceptable to Consultant and the Principal, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. Consultant and the Principal, or their co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. Consultant and the Principal each shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6.	Consultant and the Principal each covenants and agrees that the
Shares shall be and represent full payment and discharge of any claim by Consultant and the Principal for any compensation, commission or other earnings of any kind against the Company and any current or future parent, subsidiary or affiliates of the Company, other than the Balance. Consultant and the Principal each further covenants and agrees that the value of the Shares represented by the Balance, as determined herein, shall be reported to Consultant on IRS Form 1099 for the year 2002 and 2003.

7.	This Agreement shall be binding upon the Company and the
Consultant and their successors and assigns.

8.	If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

9.	No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

10.	This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

11.	The Parties agree that should any dispute arise in the
administration of this Agreement, that this Agreement shall be governed and construed by the laws of the State of Florida, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in appropriate court located in Palm Beach County, Florida.

12.	This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

PRECOM TECHNOLOGY, INC.          CONSULTANT:

                                 Interstate Transfer Company


BY:__/s/_Robert Hipple________   BY:___/s/_Janis Patterson_________
Robert Hipple, CEO               Janis Patterson,
                                 Individually and as Agent